UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 15, 2022

Dune Acquisition Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39819	85-1617911
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 S. Rosemary Avenue, Suite 204 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

(917) 742-1904

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-half of one redeemable warrant	DUNEU	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	DUNE	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	DUNEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

As previously disclosed, on October 12, 2021, Dune Acquisition Corporation, a Delaware corporation (“Dune”), entered into an Agreement and Plan of Merger, by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero Holding Corp., a Delaware corporation (“TradeZero”), as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of January 26, 2022, by and among Dune, Merger Sub, Merger Sub II and TradeZero (as so amended, the “Merger Agreement”), pursuant to which, among other things, TradeZero would become a direct, wholly owned subsidiary of Dune (the “Business Combination”).

On July 13, 2022, Dune received a notice from TradeZero that purported to terminate the Merger Agreement pursuant to Sections 10.01(c) and 10.01(i) thereof (the “Purported Termination Notice”). Section 10.01(c) provides that the Merger Agreement may be terminated by either Dune or TradeZero if the merger of TradeZero with Merger Sub has not occurred by 11:59 p.m., Eastern Time, on July 12, 2022 (the “Termination Date”); provided that such termination right is not available to any party whose breach of any provision of the Merger Agreement primarily causes or results in the failure of the mergers contemplated by the Merger Agreement to be consummated by such time. Section 10.01(i) provides that the Merger Agreement may be terminated by TradeZero if Dune has breached or failed to perform any of its representations or warrants or covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) of the Merger Agreement to be satisfied and such breach or failure is not capable of being cured or has not been cured as set forth in the Merger Agreement, provided that such termination right is not available to TradeZero if it is then in material breach of any representations, warranties, covenants or other agreements contained in the Merger Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) of the Merger Agreement to be satisfied.

On July 15, 2022, Dune sent a letter to TradeZero in response to the Purported Termination Notice stating, among other things, that TradeZero is not permitted to terminate the Merger Agreement pursuant to (1) Section 10.01(c) because TradeZero’s breaches of, and failure to perform under, the Merger Agreement primarily caused or resulted in the failure of the mergers contemplated by the Merger Agreement to be consummated by the Termination Date and (2) Section 10.01(i) because Dune disputes TradeZero’s claims that Dune has breached the Merger Agreement, and even if Dune had breached the Merger Agreement, TradeZero has materially breached multiple provisions of the Merger Agreement and such breaches have resulted in the failure of the conditions set forth in Sections 9.02(a) and 9.02(b) (the “Response Letter”).  As a result, the Purported Termination Notice is invalid and unenforceable, and TradeZero continues to be bound to its obligations under the Merger Agreement in all respects. Dune further stated in the Response Letter that it intends to take all necessary steps to protect itself and its investors. A copy the Response Letter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Additional Information and Where to Find It

Dune filed a preliminary proxy statement relating to the proposed Business Combination (as defined below) with TradeZero Holding Corp. (“TradeZero”) with the United States Securities and Exchange Commission (the “SEC”) on January 26, 2022 and Amendment No. 1 to the preliminary proxy statement on May 27, 2022 (together, the “Preliminary Proxy Statement”). This document does not contain all the information that should be considered concerning the proposed Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Dune’s stockholders, TradeZero’s stockholders and other interested persons are advised to read the Preliminary Proxy Statement and, when available, any further amendments thereto and the definitive Proxy Statement and other documents filed in connection with the proposed Business Combination, as these materials will contain important information about TradeZero, Dune and the Business Combination. When available, the definitive Proxy Statement and other relevant materials for the proposed Business Combination will be mailed to stockholders of Dune as of a record date to be established for voting on the proposed Business Combination. Dune stockholders and TradeZero stockholders are able to obtain copies of the Preliminary Proxy Statement and, once available, copies of the definitive Proxy Statement and other documents filed with the SEC, without charge, at the SEC’s website at www.sec.gov, or by directing a request to Dune’s secretary at 700 S. Rosemary Avenue, Suite 204, West Palm Beach, FL 33401, (917) 742-1904.

Participants in Solicitation

Dune and its directors and executive officers may be deemed participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of those directors and executive officers and a description of their interests in Dune is contained in the Preliminary Proxy Statement for the proposed Business Combination.

TradeZero and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from Dune’s stockholders with respect to the proposed Business Combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed Business Combination are included in the Preliminary Proxy Statement for the proposed Business Combination.

Forward-Looking Statements Legend

All statements contained in this Current Report on Form 8-K other than statements of historical facts, contains certain forward-looking statements that are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “may” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean a statement is not forward looking. Indications of, and guidance or outlook on, future earnings, dividends or financial position or performance are also forward looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially, and potentially adversely, from those expressed or implied in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Most of these factors are outside Dune’s and TradeZero’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (i) the occurrence of any event, change, or other circumstances that could give rise to the termination of that certain Agreement and Plan of Merger, dated as of October 12, 2021, by and among Dune, Dune Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Dune (“Merger Sub”), Dune Merger Sub II, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Dune (“Merger Sub II”), and TradeZero, as amended by that certain First Amendment to the Agreement and Plan of Merger, dated as of January 26, 2022, by and among Dune, Merger Sub, Merger Sub II and TradeZero (as so amended, the “Merger Agreement”), pursuant to which, among other things, TradeZero would become a direct, wholly owned subsidiary of Dune (the “Business Combination”); (ii) the outcome of any legal proceedings that may be instituted against Dune and TradeZero following the announcement of the Merger Agreement and the transactions contemplated therein; (iii) the outcome of the ongoing legal proceeding between Dune and TradeZero relating to the Business Combination; (iv) the inability to complete the proposed Business Combination, including due to failure to obtain approval of the stockholders of Dune, certain regulatory approvals, or the satisfaction of other conditions to closing in the Merger Agreement; (v) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (vi) the impact of the COVID-19 pandemic on TradeZero’s business and/or the ability of the parties to complete the proposed Business Combination; (vii) the inability to maintain the listing of Dune’s shares on the Nasdaq Stock Market following the proposed Business Combination; (viii) the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the proposed Business Combination; (ix) the ability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition, the ability of TradeZero to grow and manage growth profitably, and retain its key employees; (x) costs related to the proposed Business Combination; (xi) changes in applicable laws or regulations; and (xii) the possibility that TradeZero or Dune may be adversely affected by other economic, business, and/or competitive factors. The foregoing list of factors is not exclusive. Additional information concerning certain of these and other risk factors is contained in Dune’s most recent filings with the SEC, including the Preliminary Proxy Statement and Dune’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained herein. All subsequent written and oral forward-looking statements concerning Dune or TradeZero, the transactions described herein or other matters attributable to Dune, TradeZero or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Each of Dune or TradeZero expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in their expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Response Letter, dated July 15, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ACQUISITION CORPORATION

Date: July 15, 2022	By:	/s/ Carter Glatt
	Name:	Carter Glatt
	Title:	Chief Executive Officer

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